Filed Pursuant to Rule 433
Registration No. 333-131262

This material is for your private information, and none of Wachovia Capital Markets, LLC, Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Lehman Brothers Inc. (collectively, the “Underwriters”) is soliciting any action based upon it. This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC (SEC File No. 333-131262) for more complete information about the depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800- 745-2063 (8am-5pm EST). The certificates referred to in these materials, and the asset pools backing them, are subject to modification or revision (including the possibility that one or more classes of certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a “when, as and if issued” basis. You understand that, when you are considering the purchase of these offered certificates, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of certificates to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us. As a result of the foregoing, you may commit to purchase offered certificates that have characteristics that may change, and you are advised that all or a portion of the offered certificates may not be issued that have the characteristics described in these materials. Our obligation to sell offered certificates to you is conditioned on the offered certificates that are actually issued having the characteristics described in these materials. If we determine that condition is not satisfied in any material respect, we will notify you, and neither the depositor nor any Underwriter will have any obligation to you to deliver any portion of the certificates which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery. You have requested that the Underwriter provide to you information in connection with your consideration of the purchase of certain certificates described in this information. This information is being provided to you for informative purposes only in response to your specific request. The Underwriter described in this information may from time to time perform investment banking services for, or solicit investment banking business from, any company named in this information. The Underwriter and/or their employees may from time to time have a long or short position in any contract or certificate discussed in this information. The information contained herein supersedes any previous such information delivered to you and may be superseded by information delivered to you prior to the time of sale. Notwithstanding anything herein to the contrary, you (and each of your employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the United States federal, state and local income “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) and all materials of any kind (including opinions or other tax analyses) of the transaction contemplated hereby that are provided to you (or your representatives) relating to such tax treatment and tax structure, other than the name of the issuer or information that would permit identification of the issuer, and except that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the United States federal, state and local income tax treatment or tax structure of the transaction.

WBCMT 2006-C26 PROPOSED CLASS A-2 INCORPORATING THE A-PB SPLIT

Period Total	Date	Principal	Balance

0	29-Jun-06	0	217,007,000.00
1	15-Jul-06	0	217,007,000.00
2	15-Aug-06	0	217,007,000.00
3	15-Sep-06	0	217,007,000.00
4	15-Oct-06	0	217,007,000.00
5	15-Nov-06	0	217,007,000.00
6	15-Dec-06	0	217,007,000.00
7	15-Jan-07	0	217,007,000.00
8	15-Feb-07	0	217,007,000.00
9	15-Mar-07	0	217,007,000.00
10	15-Apr-07	0	217,007,000.00
11	15-May-07	0	217,007,000.00
12	15-Jun-07	0	217,007,000.00
13	15-Jul-07	0	217,007,000.00
14	15-Aug-07	0	217,007,000.00
15	15-Sep-07	0	217,007,000.00
16	15-Oct-07	0	217,007,000.00
17	15-Nov-07	0	217,007,000.00
18	15-Dec-07	0	217,007,000.00
19	15-Jan-08	0	217,007,000.00
20	15-Feb-08	0	217,007,000.00
21	15-Mar-08	0	217,007,000.00
22	15-Apr-08	0	217,007,000.00
23	15-May-08	0	217,007,000.00
24	15-Jun-08	0	217,007,000.00
25	15-Jul-08	0	217,007,000.00
26	15-Aug-08	0	217,007,000.00
27	15-Sep-08	0	217,007,000.00
28	15-Oct-08	0	217,007,000.00
29	15-Nov-08	0	217,007,000.00
30	15-Dec-08	0	217,007,000.00
31	15-Jan-09	0	217,007,000.00
32	15-Feb-09	0	217,007,000.00
33	15-Mar-09	0	217,007,000.00
34	15-Apr-09	0	217,007,000.00
35	15-May-09	0	217,007,000.00
36	15-Jun-09	0	217,007,000.00
37	15-Jul-09	0	217,007,000.00
38	15-Aug-09	0	217,007,000.00
39	15-Sep-09	0	217,007,000.00
40	15-Oct-09	0	217,007,000.00
41	15-Nov-09	0	217,007,000.00
42	15-Dec-09	0	217,007,000.00
43	15-Jan-10	0	217,007,000.00
44	15-Feb-10	0	217,007,000.00
45	15-Mar-10	0	217,007,000.00
46	15-Apr-10	0	217,007,000.00
47	15-May-10	0	217,007,000.00
48	15-Jun-10	0	217,007,000.00
49	15-Jul-10	0	217,007,000.00
50	15-Aug-10	0	217,007,000.00
51	15-Sep-10	0	217,007,000.00
52	15-Oct-10	0	217,007,000.00
53	15-Nov-10	0	217,007,000.00
54	15-Dec-10	0	217,007,000.00
55	15-Jan-11	0	217,007,000.00
56	15-Feb-11	0	217,007,000.00
57	15-Mar-11	6,237,921.96	210,769,078.04
58	15-Apr-11	887,423.06	209,881,654.98
59	15-May-11	21,400,879.48	188,480,775.51
60	15-Jun-11	186,215,643.61	2,265,131.89
61	15-Jul-11	1,211,446.05	1,053,685.84
62	15-Aug-11	1,053,685.84	0